Exhibit 10(iii)(A)(8)

EMPLOYMENT AGREEMENT
AGREEMENT effective as of December 22, 2011 (the “Effective Date”) by and between THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Company”) and ANDREW BONZANI ("Executive").
In consideration of the mutual promises set forth herein, the parties hereto agree as follows:
ARTICLE I
Defined Terms

1.01     When the initial letter or letters of any words or phrases in this Agreement are capitalized, such word or phrase shall have the meaning provided in the Interpublic Executive Severance Plan, as amended from time to time (“ESP”), unless the context clearly indicates that a different meaning is intended. Executive's “ESP Participation Letter” is the letter provided to him by the Company dated December 22, 2011 describing his participation in the ESP.

ARTICLE II
Term of Employment

2.01    Subject to the terms of this Agreement, including the provisions of Article VIII and Article IX, the Company shall employ Executive beginning on or before February 20, 2012, subject to termination in accordance with the provisions of Article VIII hereof. (The period during which Executive is employed hereunder, ending on the Termination Date, is referred to herein as the "term of employment.") Executive shall serve the Company during the term of employment.

ARTICLE III
Duties

3.01    During the term of employment, Executive shall:
(i)Serve as Deputy General Counsel & Secretary of the Company;
(ii)Use his best efforts to promote the interests of the Company and devote his full time and efforts to the Company's business and affairs;
(iii)Perform such duties as the Company may from time to time assign to him;
(iv)Serve in such other offices of the Company as he may be elected or appointed to; and
(v)Report to the Senior Vice President, General Counsel & Secretary of the Company;
(vi)At such time as the current Senior Vice President, General Counsel & Secretary of the Company retires from the Company (expected to be on April 1, 2012), subject to Executive's satisfactory performance, the Company expects that Executive shall become Senior Vice President, General Counsel & Secretary of the Company, reporting to the Chief Executive Officer of the Company.

ARTICLE IV
Regular Compensation

4.01    The Company shall compensate Executive for the duties performed by him hereunder, by payment of a base salary of Five Hundred Fifty Thousand Dollars ($550,000) per annum, payable in accordance with the Company's regular payroll practices.
4.02    Executive's compensation shall be subject to periodic reviews in accordance with the Company's policies,

ARTICLE V
Bonuses and Long-Term Incentive

5.01    Executive shall be eligible during the term of employment to participate in Interpublic's Senior Executive Incentive Plan, or any successor thereto (the “Bonus Plan”), in accordance with the terms and conditions of the Bonus Plan established from time to time. Executive shall be eligible for a target award under the Bonus Plan equal to Seventy Five percent (75%) of his base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of Executive's target award, and shall be determined by Interpublic and the Company based on the factors set forth in the Bonus Plan, including the Company performance, Executive's individual performance, and management discretion.
5.02    Executive shall participate in Interpublic's long-term incentive program with a total expected annual award value target of Six Hundred Thousand Dollars ($600,000). Any such long-term incentive award may consist of any forms of incentive, as determined by the Compensation and Leadership Talent Committee of Interpublic's Board of Directors in its discretion. The actual award, if any, shall be determined by Interpublic based on the factors set forth in the 2009 Interpublic Performance Incentive Plan or any successor thereto (the “PIP”), including Interpublic performance, Executive's individual performance, and management discretion.
5.03    The Company will make a one time special payment to Executive in the amount of Eight Hundred Fifty Thousand Dollars ($850,000) in consideration for forfeited long-term incentive awards at Executive's prior employer. The payment will be made as follows: (a) Four Hundred Twenty Five Thousand Dollars ($425,000) will be paid in cash as soon as administratively feasible after Executive's start date with the Company; (b) Four Hundred Twenty Five Thousand Dollars ($425,000) will be granted as a one-time Restricted Cash award that will vest on September 30, 2012.

ARTICLE VI
Other Employment Benefits

6.01    Executive shall be eligible to participate in such other employee benefits as are available from time to time to other key management executives of the Company in accordance with the then current terms and conditions established by the Company for eligibility and employee contributions required for participation in such benefits opportunities.
6.02    Executive shall be entitled to annual paid time off, in accordance with the Company's policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company.
6.03    Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by her in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with standard policies of the Company.
6.04     Nothing in this Agreement shall restrict the ability of the Company or Interpublic to change or terminate any or all of its employee benefit plans and programs from time to time; nor shall anything in this Agreement prevent any such change or termination from affecting Executive.

ARTICLE VII
Termination

7.01 Termination by the Company.
(i) The Company may terminate Executive's employment hereunder at any time and for any reason by giving Executive written notice specifying a Termination Date. In such event, Executive shall continue to be an employee of the Company, and shall assist the Company in the transition of his responsibilities, until the Termination Date. From the Notice Date through the Termination Date, the Company shall continue (x) to pay Executive his base salary, and (y) to provide all benefits under the plans and programs in which Executive participated immediately prior to the Notice Date, as permitted by the plans and programs. In addition, if Executive is terminated involuntarily without Cause, Executive shall be entitled to Eighteen (18) months of payments and benefits prescribed by the ESP, in accordance with the terms of the ESP and Executive's ESP Participation Letter.
(ii) Notwithstanding the provisions of Section 7.01(i), the Company may terminate Executive's employment for Cause without advance notice. In such event, the Company shall continue to pay to Executive his base salary through the Termination Date. Executive shall not be entitled to any bonus for the year in which the Termination Date occurs, or any other payments hereunder. The foregoing shall not limit the remedies available to the Company, at law or in equity, for any loss or other injury caused directly or indirectly by Executive.
7.02 Termination by Executive.
(i) If Executive resigns for Good Reason pursuant to the terms and procedures of the ESP, Executive shall be entitled to Eighteen (18) months of payments and benefits prescribed by the ESP, in accordance with the terms of the ESP and Executive's ESP Participation Letter.
(ii) Executive may at any time resign from his employment hereunder without Good Reason by providing written notice to the Company specifying a Termination Date not less than three (3) months after the date on which such notice is given. In such event, Executive's employment hereunder shall terminate on the earlier of (x) the Termination Date specified in such notice, or (y) a Termination Date specified by the Company.
(a) From the date on which Executive provides written notice of his intent to resign until the Termination Date, Executive shall continue to be an employee of the Company and shall assist the Company in the transition of his responsibilities. During such period ending on the Termination Date, the Company shall continue (a) to pay Executive his base salary, and (b) to provide all benefits under the programs in which Executive participated immediately prior to the Notice Date; provided that if Executive is still employed at the time that bonuses are being paid to similarly situated executives, then Executive will remain eligible for such a bonus. However, if Executive's Termination Date is prior to the date on which bonuses are paid, Executive shall not be eligible for such a bonus.
(b) If Executive's employment terminates under this Section 7.02(ii), he shall not be entitled to any payments or benefits for the period after his Termination Date.
(c) The Company may require that Executive not come in to work after he has given notice of his intent to terminate employment. In no event, however, may Executive perform services for any other employer before his Termination Date.

ARTICLE VIII
Covenants

8.01    While Executive is employed hereunder by the Company, he shall not, without the prior written consent of the Company, which shall not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.
8.02    Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or thereafter, without the prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.
8.03    All records, papers and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.
8.04    All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of the Company or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Company, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Company.
8.05    (i)    In the event that Executive receives severance pursuant to the ESP, Executive will be bound by the post-employment restrictions in the ESP and the release that will be signed as a condition for receiving such payments.
(ii) In the event that Executive does not receive payments pursuant to the ESP, for twelve (12) months following the Termination Date Executive shall not:
(a)directly or indirectly solicit any employee who was employed by the Company within six (6) months of Executive's Termination Date (as used in this Section 8.05, an “employee”) of the Company to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of the Company or to join any other company, or hire any such employee, or otherwise interfere with the relationship between the Company and any of its employees; or
(b)directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the type of services provided by the Company from or for any person or entity which is a client of the Company, or that was a client of the Company at any time within six (6) months prior to Executive's Termination Date, or that was a prospective client of the Company with whom Executive had contact within six (6) months prior to Executive's Termination Date (collectively, “Client”) or to induce any such Client to cease to engage the services of the Company or to use the services of any entity or person that competes directly with a material business of the Company, where the identity of such Client, or the Client's need, desire or receptiveness to services offered by the Company is known by Executive as a part of his employment with the Company.
(iii)    Executive acknowledges that these provisions are reasonable and necessary to protect the Company's legitimate business interests, and that these provisions do not prevent Executive from earning a living.
8.06    If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.
8.07    Executive acknowledges that a remedy at law for any breach or attempted breach of this Article VIII of this Agreement shall be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.
8.08    Executive represents and warrants that neither the execution or delivery of this Agreement nor the performance of Executive's services hereunder shall conflict with, or result in a breach of, any agreement to which Executive is a party or by which he may be bound or affected. Executive further represents and warrants that he has full right, power and authority to enter into and carry out the provisions of this Agreement.

ARTICLE IX
Arbitration

9.01    (i)    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive's employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 15.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to the Company.
(ii)    The prevailing party in any arbitration required by subsection (i), above, shall be entitled to receive attorney's fees and costs. In order to be eligible for a payment or reimbursement pursuant to this Section 9.01(ii), the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. All reimbursements and other payments required by this Section 9.01(ii) shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.

ARTICLE X
Assignment and Nonduplication of Benefits

10.01    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.
10.02    No term or other provision of this Agreement may be interpreted to require the Company to duplicate any payment or other compensation that Executive is already entitled to receive under compensation or benefit plan, program, or other arrangement maintained by Interpublic, the Company, or any of their affiliates.

ARTICLE XI
Employment Taxes and Withholding

11.01    The Company may withhold (or cause to be withheld) from any amounts payable to Executive or on his behalf hereunder any or all federal, state, city, or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. However, Executive shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided to him or on his behalf, regardless of whether taxes are withheld. No provision of this Agreement shall be construed (a) to limit Executive's responsibility under this Section 11.01, or (b) to transfer to or impose on the Company or any of its affiliates any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.

ARTICLE XII
Authority to Determine Payment Dates

12.01    To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by the Executive, his beneficiary, or any of his representatives.

ARTICLE XIII
Section 409A of the Code

13.01 This Agreement shall be construed, administered, and interpreted in accordance with Section 409A of the Code. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Company or any of its affiliates.

ARTICLE XIV
Waiver and Amendments

14.01    No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and by an authorized representative of the Company. Unless specifically characterized as a continuing waiver, no waiver of a condition or provision at any one time may be considered a waiver of the same provision or condition (or any different provision or condition) at any other time.

ARTICLE XV
Applicable Law

15.01    The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

ARTICLE XVI
Entire Agreement

16.01    This Agreement sets forth the entire understanding between the Company and Executive concerning his employment by the Company and supersedes any and all previous agreements between Executive and the Company concerning such employment and/or any compensation or bonuses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of the Company.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: ______________________________

___________________________________            ANDREW BONZANI